Armanino LLP
44 Montgomery Street
Suite 900
San Francisco, CA 94104-4611
415 568 3280 main
415 568 3281 fax
armaninoLLP.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING ACCOUNITNG FIRM

We hereby consent to the incorporation by reference in this registration statement on Form S-1 of Cipherloc Corporation of our report dated December 31, 2018, with respect to the balance sheet of Cipherloc Corporation as of September 30, 2018 and the related statements of operations, stockholders’ equity (deficit), and cash flows for the year then ended, and the related notes, which report appears in the September 30, 2018 annual report on Form 10-K of Cipherloc Corporation. We also consent to the reference to us under the heading “Experts” in the Interests of Named Experts and Counsel section of the prospectus.

ArmaninoLLP

San Francisco, California

February 6, 2019